EDC LOAN NO. 880-63110
EXECUTION VERSION

LOAN AGREEMENT dated December 8, 2016 between ALON USA ENERGY, INC. and EXPORT DEVELOPMENT CANADA USD 35,000,000

TABLE OF CONTENTS
Page

PARTIES		1
RECITALS		1
SECTION 1 - DEFINITIONS		1
1.1	DEFINED TERMS	1
1.2	ACCOUNTING PRINCIPLES	1
1.3	TERMS GENERALLY	1
SECTION 2 - LOANS, RECORDS AND DISBURSEMENTS		1
2.1	THE LOAN	1
2.2	BORROWING	2
2.3	INTEREST ELECTIONS	2
SECTION 3 - REPAYMENT OF PRINCIPAL AND PAYMENT OF INTEREST AND FEES		2
3.1	PRINCIPAL	2
3.2	INTEREST	2
3.3	DEFAULT INTEREST	3
3.4	INTEREST AND FEE DETERMINATIONS	3
3.5	INTEREST RATE LIMITATION	3
3.6	VOLUNTARY PREPAYMENT	3
3.7	MANDATORY PREPAYMENTS	4
3.8	ADMINISTRATION FEE	4
3.9	APPLICATION OF PAYMENT	4
SECTION 4 - PAYMENT GENERALITY		4
4.1	PLACE AND MANNER OF PAYMENT	4
SECTION 5 - YIELD PROTECTION AND OTHER PROVISIONS		5
5.1	ADDITIONAL COSTS	5
5.2	CHANGES IN MARKET	5
5.3	ILLEGALITY	6
5.4	BROKEN FUNDING	6
5.5	TAXES	7
SECTION 6 - CONDITIONS PRECEDENT		8
6.1	CONDITIONS PRECEDENT TO BORROWING	8
6.2	WAIVER	11
SECTION 7 - REPRESENTATIONS AND WARRANTIES		12
7.1	REPRESENTATIONS AND WARRANTIES	12
7.2	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	16
SECTION 8 - COVENANTS		17
8.1	AFFIRMATIVE COVENANTS	17

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8.2	FINANCIAL COVENANTS	22
8.3	NEGATIVE COVENANTS	23
SECTION 9 - EVENTS OF DEFAULT		24
9.1	EVENTS OF DEFAULT	24
9.2	DEFAULT REMEDIES	26
9.3	APPLICATION OF PAYMENTS	27
SECTION 10 - MISCELLANEOUS		27
10.1	NO WAIVER	27
10.2	NOTICES	28
10.3	EXPENSES	29
10.4	INDEMNIFICATION	29
10.5	SUCCESSORS AND ASSIGNS	29
10.6	HEADINGS	30
10.7	COUNTERPARTS	30
10.8	USA PATRIOT ACT	30
10.9	GOVERNING LAW; SUBMISSION TO JURISDICTION	30
10.10	WAIVER OF JURY TRIAL	31
10.11	TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY	31
10.12	DISCLOSURE	31
10.13	JUDGMENT CURRENCY	32
10.14	SEVERABILITY OF PROVISIONS	32
10.15	ENTIRE AGREEMENT	32
10.16	SURVIVAL	32
10.17	USE OF ENGLISH LANGUAGE	32

SCHEDULE 1.1	DEFINED TERMS

SCHEDULE 1.2	ACCOUNTING TERMS AND DETERMINATIONS

SCHEDULE 3.1	REPAYMENT SCHEDULE

SCHEDULE 7.1	MATERIAL SUBSIDIARIES

SCHEDULE 8.3	EXISTING INDEBTEDNESS

EXHIBIT "A"	REQUEST FOR LOAN

EXHIBIT "B"	SECURITY DOCUMENT(S)

EXHIBIT "C"	GUARANTEE

EXHIBIT "D"	NOTICE OF INTEREST ELECTION

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EDC LOAN NO. 880-63110
This LOAN AGREEMENT (the "Agreement") dated as of December 8, 2016, made between Alon USA Energy, Inc. (the "Borrower") and Export Development Canada ("EDC").
The Borrower has requested EDC to make a loan to the Borrower for general corporate purposes, and EDC is prepared to make such loan on and subject to the terms and conditions hereof, and accordingly the parties agree as follows:
SECTION 1 - DEFINITIONS
1.1    Defined Terms. For the purposes of this Agreement, capitalized words and phrases shall have the meanings set forth in Schedule 1.1 (Defined Terms) hereto or Schedule 1.2 (Accounting Terms and Conditions) hereto.
1.2    Accounting Principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement or any other Transaction Document, such determination or calculation will, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP.
All calculations for the purposes of determining compliance with the financial ratios and financial covenants contained in this Agreement will be made on a basis consistent with GAAP as it exists on the date of this Agreement and used in the preparation of the consolidated financial statements of the Borrower for its Fiscal Year ended December 31, 2015. In the event of a change in such GAAP, the Borrower and EDC will negotiate in good faith to revise (if appropriate) such ratios and covenants to reflect GAAP as then in effect.
1.3    Terms Generally. Words importing the singular number include the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All forms of "include" shall be deemed to be followed by the phrase "without limitation". The word "will" shall have the same meaning and effect as "shall". Unless the context requires otherwise: (a) reference to any agreement or other document herein shall be construed as referring to such agreement or other document as from time to time amended (subject to any restrictions on such amendment set forth herein); (b) reference to any Person shall be construed to include such Person's successors and assigns; (c) "herein", "hereof" and "hereunder", and similar words shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (d) all references to sections, schedules and exhibits shall be construed to refer to sections of, schedules to and exhibits to this Agreement, and all such schedules and exhibits shall form part of this Agreement.
SECTION 2 - LOANS, RECORDS AND DISBURSEMENTS
2.1    The Loan. EDC agrees, on the terms and subject to the conditions of this Agreement, to make a loan (the "Loan") to or for the account of the Borrower on the Closing Date which may be

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used by the Borrower for general corporate purposes, in US Dollars in an aggregate amount up to but not exceeding the Commitment. The Loan shall be advanced on a Business Day.
2.2    Borrowing. i. The Borrower shall provide EDC with a Request for Loan not later than 11:00 a.m., New York City time, at least three (3) Business Days before the date of the proposed Borrowing, unless otherwise agreed to in advance by EDC.
(a)    EDC shall, subject to the satisfaction of the terms of this Agreement, make available the Loan in the amount so requested, provided that from the proceeds of the Loan, EDC will be entitled to retain such fees or other amounts due hereunder and unpaid by the Borrower on the date that the Loan is made. Notwithstanding any such retention of fees or other amounts owing to EDC, the Borrower will be deemed in each case to have received the Loan in the amount requested by the Borrower.
2.3    Interest Elections. ii. Generally. The Loan shall have an initial Interest Period as specified in the Request for Loan. Thereafter, Borrower may elect the Loan to have a different Interest Period or to continue the then existing Interest Period, all as provided in this Section.
(a)    Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Notice of Interest Election to EDC not later than 11:00 a.m. (New York City time), three (3) Business Days prior to the end of the current Interest Period. The Notice of Interest Election shall be irrevocable. The Notice of Interest Election shall specify the following information:
(i)    the effective date of the election made pursuant to such Notice of Interest Election, which shall be a Business Day; and
(ii)    the Interest Period to be applicable to the Loan after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".
If for any reason the Borrower shall fail to request a particular Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month's duration. During the existence of a Default, the Loan shall have such an interest period of such duration as EDC shall elect in its sole discretion.
SECTION 3 - REPAYMENT OF PRINCIPAL AND PAYMENT OF INTEREST AND FEES
3.1    Principal. The Borrower will repay to EDC the full principal amount of the outstanding Loan in nine (9) substantially equal consecutive quarterly installments, commencing on the First Repayment Date and payable on each Principal Payment Date thereafter with the last installment being in the amount necessary to repay the Loan in full. Each installment will be in each amount set out in the repayment Schedule set out in Schedule 3.1 hereto. For the avoidance of doubt, to the extent not otherwise repaid or prepaid, the entire remaining principal on the Loan shall be due and payable on the Maturity Date. Once repaid or prepaid, amounts hereunder may not be re-borrowed.
3.2    Interest. i. The Borrower will pay to EDC on each Interest Payment Date and on the Maturity Date (or if earlier, the date the Loan is repaid in full) interest on the unpaid principal

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amount of the Loan for the period from and including the first day of an Interest Period (or the Borrowing Date in the case of the first Interest Payment Date) to such Interest Payment Date or Maturity Date (or date the Loan is repaid in full) at a rate per annum equal to the Libo Rate for each Interest Period plus the Applicable Margin. Once repaid or prepaid, amounts hereunder may not be re-borrowed.
3.3    Default Interest. Notwithstanding the foregoing and subject to applicable law, if the Borrower fails to pay any amount due and payable hereunder or an Event of Default shall have occurred and be continuing, the Borrower will pay to EDC, on demand, interest on the Loan and all other amounts outstanding hereunder at the applicable Post-Default Rate, for the period from the due date thereof to but excluding the date such overdue amount is paid in full, compounded on each Interest Payment Date, both before and after judgment.
3.4    Interest and Fee Determinations. Each determination of a rate of interest or fee by EDC will be conclusive evidence of such rate or fee in the absence of manifest error. Interest and fees will be calculated on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed in the period for which such interest or fees are payable. For the purposes of disclosure pursuant to the Interest Act (Canada) and not for any other purpose, where in this Agreement, a rate of interest is to be calculated on the basis of a year of 360 days, the yearly rate of interest to which the 360 day rate is equivalent is such rate multiplied by the number of days in the year for which such calculation is made and divided by 360.
3.5    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on the Loan under New York law (collective, the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by EDC in accordance with applicable New York law, the rate of interest payable in respect of the Loan, together with all Charges payable therefor, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to EDC in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by EDC.
3.6    Voluntary Prepayment. The Borrower may, at any time, prepay the Loan, in whole or from time to time in part, subject to the following conditions: (i) each partial prepayment will be in an amount equal to the next installment of principal under section 3.1 (Principal) or a whole multiple thereof; (ii) the Borrower shall pay interest that has accrued on the principal amount being prepaid to the date of prepayment as well as all other amounts due and payable on the date of prepayment in respect of such principal amount being prepaid; (iii) the Borrower shall give ten (10) days' notice to EDC of its intention to make a prepayment in accordance with section 4.1(c) (Notices), whereupon such partial prepayment shall be due and payable on the date specified in such notice; (iv) if such prepayment is made on a day other than an Interest Payment Date, the Borrower shall also pay breakage costs as provided for in section 5.4 (Broken Funding); (v) partial prepayments will be applied to outstanding installments in inverse order of maturity; and (vi) any amount that is prepaid may not be re-borrowed.

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3.7    Mandatory Prepayments. i. Sales of Assets. Upon receipt of the Net Cash Proceeds of the sale or other disposition of any Collateral (other than pursuant to a Permitted Collateral Disposition), or if any of the Collateral is taken by condemnation or expropriated in whole or in part, the Borrower shall make a prepayment in the amount of the Net Cash Proceeds thereof (subject to any right set forth in the Transaction Documents to use such proceeds for the restoration of the Collateral), such payment to be applied against the remaining installments of principal on the Loan in inverse order of maturity until repaid in full, and then against any other amounts due hereunder, as determined by EDC, in its sole discretion.
(b)    Facilities. If on or prior to May 31, 2018 the Convertible Senior Notes and the Partnership Term Loan, have not been (i) refinanced or amended to extend the scheduled repayment thereof to a date that is later than the Maturity Date and/or (ii) converted into or exchanged into equity interests of the Borrower, the Borrower shall prepay the outstanding amount of the Loan on such date together with all accrued and unpaid interest and all other amounts due and payable hereunder; provided, that with the prior written consent of EDC, either or both of the Convertible Senior Notes and/or the Partnership Term Loan may be repaid prior to May 31, 2018 (other than pursuant to a refinancing thereof) without requiring prepayment of the Loan pursuant to this Section 3.7(b).
(c)    Insurance. To the extent required by section 8.1(n)(iii)(b), the Borrower shall prepay the Loan with any Net Cash Proceeds received from any policy of property or casualty insurance in respect of the Collateral (subject to any right set forth in the Transaction Documents to use such proceeds for the restoration of the Collateral).
3.8    Administration Fee. The Borrower will pay to EDC on or before the earlier of (a) 30 days after the date of this Agreement; and (b) the date of the Loan hereunder, a non-refundable administration fee in an amount equal to USD 140,000.
3.9    Application of Payment. i. All payments made by the Borrower under this Agreement will be applied first to all amounts then due and payable other than principal and interest in such order as EDC may elect, then to interest due and payable, then to principal due and payable, and lastly to installments of principal not yet due in inverse order of maturity.
(a)    All amounts received by EDC pursuant to the Security Documents will be applied to the Indebtedness of the Borrower to EDC in such order of priority as EDC determines in its sole discretion. For the purpose of this section and where applicable, EDC will convert any amounts received in currencies other than US Dollars into US Dollars at the spot rate at which EDC may, in accordance with normal practice, purchase US Dollars with such other currency on the date of each application of payments pursuant to this section. Any surplus remaining after the Indebtedness of the Borrower to EDC hereunder has been satisfied in full shall be paid to the Borrower by EDC in accordance with applicable law.
SECTION 4 - PAYMENT GENERALITY
4.1    Place and Manner of Payment. i. All amounts payable by the Borrower hereunder shall be paid to EDC in US Dollars, in immediately available funds, without set-off or counterclaim not later than 11:00 a.m. (New York City time) on the day such payment is due at such institution and to the credit of such account as EDC may from time to time notify the Borrower. Any payments

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received after 11:00 a.m. (New York City time) will be considered for all purposes as having been made on the next following Business Day.
(b)    Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, together with interest that has accrued to the date of payment.
(c)    Notices. A Request for Loan and each notice of optional prepayment is irrevocable and shall be effective only if received by EDC by 11:00 a.m. New York time on the date that is three (3) Business Days prior to the proposed Borrowing Date or five (5) days prior to the proposed date of prepayment, as the case may be. The Request for Loan shall be in the form of Exhibit "A", and any notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment.
(d)    Loan Accounts. EDC will maintain in accordance with its usual practice one or more accounts evidencing the Indebtedness of the Borrower to EDC hereunder. Such account(s) will be prima facie evidence of the obligations recorded therein, provided that any failure by EDC to maintain any account or any error therein shall not affect the obligation of the Borrower to repay its Indebtedness to EDC in accordance with this Agreement.
SECTION 5 - YIELD PROTECTION AND OTHER PROVISIONS
5.1    Additional Costs. If on or after the date hereof a law or regulation is enacted or changed, or the interpretation or administration thereof is changed by any Governmental Authority, or in the event that a judgment is rendered and the result of any of the foregoing is to impose or modify any reserve or similar requirements against assets held by, or deposits in or for the account of, or loans by, EDC, or to impose on EDC any other condition with respect to this Agreement with the result that the cost to EDC of making or maintaining the Loan is increased or the amount receivable by EDC in respect of the Loan is reduced (other than Taxes that are (i) Indemnified Taxes (which shall be treated in accordance with section 5.5 (Taxes)), (ii) Taxes described in clause (b) through (e) of the definition of Indemnified Taxes and (iii) Connection Income Taxes), the Borrower will pay to EDC on demand such additional amount or amounts as will compensate EDC for such additional cost or reduction suffered (such increase or reduction, the "Increased Costs"), provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to have been introduced after the date of this Agreement, regardless of the date enacted, adopted or issued. A certificate provided by EDC setting forth the amount of such Increased Costs and the basis therefor will be conclusive evidence of such amount, absent manifest error. The Borrower will pay EDC the amount shown as due on any such certificate within ten (10) days after receipt thereof.
5.2    Changes in Market. Notwithstanding any other provision of this Agreement, if, on or prior to the determination of the Libo Rate for any Interest Period, EDC reasonably determines (which determination shall be conclusive and binding on the Borrower absent manifest error) that:
(a)    adequate and reasonable means do not exist for determining the Libo Rate for such Interest Period; or

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(b)    the Libo Rate for such Interest Period will not reflect the cost to EDC of making or maintaining the Loan for such Interest Period;
then EDC will promptly so notify the Borrower and will, within sixty (60) days after giving such notice, deliver to the Borrower notice of the terms of a substitute basis for continuing the Loan hereunder, which shall be the rate per annum determined by EDC to be the average (rounded upwards if necessary to the nearest one sixteenth of one per cent of the respective rates), as notified by each Reference Bank, at which US Dollar deposits are offered by each such Reference Bank to prime banks in the London inter-bank market at approximately 11 a.m., London time, two (2) London Banking Days prior to the beginning of such Interest Period for a period equal to such Interest Period in an amount comparable to the amount of the particular Loan; provided that if in either case that rate is less than zero, then Libo Rate shall be deemed to be zero for all purposes of this Agreement. Such terms will be retroactive to the beginning of the Interest Period for which the Libo Rate was to be determined. The provisions of this Agreement will be amended to accord with such terms and the Borrower agrees to execute any documents or instruments requested by EDC to reflect such amendment.
5.3    Illegality. Notwithstanding any other provision of this Agreement, if, in the reasonable opinion of EDC, it is or becomes unlawful for EDC under the laws of any jurisdiction to make or maintain the Loan, including without limitation, any illegality due to any economic or financial sanctions administered or enforced by any Sanctioning Authority or if EDC is advised in writing by a Sanctioning Authority that penalties will be imposed by a Sanctioning Authority as a result of the Loan or any other business or financial relationship with the Borrower or its Affiliates, then EDC will promptly so notify the Borrower and (i) EDC will have no further obligation to make the Loan; and (ii) the Borrower will promptly prepay the Loan in full together with accrued interest thereon and all other amounts then due.
5.4    Broken Funding. The Borrower will indemnify and hold harmless EDC against any loss, costs, damage, liability or expense which EDC certifies as sustained or incurred by EDC as a consequence of: (i) any default in repayment of principal or payment of interest or any other amount due hereunder; (ii) the delay or failure of the Borrower to make payment of or in respect of any Taxes; (iii) any prepayment of principal being made on other than an Interest Payment Date; (iv) the failure of the Borrower to borrow for any reason (including the failure to satisfy any conditions precedent specified in section 6 (Conditions Precedent) following submission of a Request for Loan; or (v) the occurrence of a Default; including, in any such case, but not limited to, any loss, cost, damage, liability or expense sustained or incurred by EDC in liquidating or re-employing deposits or other funds acquired or maintained or to be acquired to make the Loan or maintain or continue the Loan or any part thereof. For purposes of calculating amounts payable by the Borrower pursuant to this section 5.4, EDC shall be deemed to have funded the Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not the Loan was in fact so funded.

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5.5    Taxes. i. All payments of principal, interest and other amounts due by the Borrower or any Guarantor to EDC under this Agreement shall be made free and clear of and without deduction for or on account of any Taxes except as required by law.
(b)    The Borrower, or any Guarantor, as relevant, will timely pay or cause to be paid to the relevant Governmental Authority all Other Taxes now or in the future levied in respect of this Agreement or any other Transaction Document or any payment made hereunder or thereunder.
(c)    If the Borrower or any Guarantor is prevented by operation of law or otherwise from making or causing to be made any payment hereunder without deduction for or on account of any Taxes, (i) then the Borrower or the Guarantor, as relevant, shall be entitled to make such deduction and shall pay the amount so deducted to the applicable Governmental Authority, and (ii) if the Taxes deducted are Indemnified Taxes, the amount of such payment shall be increased by such amount (taking into account any deductions of Indemnified Taxes that may be applicable to additional sums payable under this Section 5.5) as may be necessary so that EDC (and any assignee hereunder) receives the full amount it would have received had such payment been made without such deduction of Indemnified Taxes.
(d)    If subsection (c) above applies and Taxes are so deducted, the Borrower or the Guarantor, as relevant, will deliver to EDC (or an assignee) official tax receipts (or certified copies thereof) or other evidence of payment reasonably satisfactory to EDC within thirty (30) days of the date of payment of such Taxes.
(e)    Upon execution of this Agreement and from time to time upon reasonable request of the Borrower, EDC (and any assignee of EDC hereunder) shall deliver to the Borrower a properly completed and executed original IRS Form W-8EXP, IRS Form W-8BEN-E, IRS Form W-9 or other applicable IRS form related to U.S. withholding Taxes, and, if applicable, certifications as to its qualification for an exemption from U.S. withholding Taxes under Section 881(c) of the Code.
(f)    The Borrower and each Guarantor shall jointly and severally indemnify EDC (and any assignee), within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Person or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by EDC (or any assignee) shall be conclusive absent manifest error.
(g)    If EDC (or any assignee of EDC) determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.5 (including by the payment of additional amounts pursuant to Section 5.5(c)), it shall pay to the Borrower or Guarantor (as applicable) an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower or Guarantor (as applicable), upon the request of EDC or an assignee, as

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applicable, shall repay to such person the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that EDC (or the assignee) is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will EDC (or an assignee) be required to pay any amount to Borrower or Guarantor pursuant to this paragraph (g) the payment of which would place EDC (or its assignee) in a less favorable net after-Tax position than such person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require EDC (or an assignee of EDC) to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or Guarantor or any other Person.
(h)    Each party's obligations under this Section 5.5 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
SECTION 6 - CONDITIONS PRECEDENT
6.1    Conditions Precedent to Borrowing. EDC will have no obligation to make the Loan until each of the following documents or evidence of satisfaction of the following matters, as the case may be, shall have been delivered to EDC, all in form and substance satisfactory to EDC:
(a)    Transaction Documents. A duly executed copy of this Agreement and the Guarantee from each Guarantor.
(b)    Security Documents. Duly executed copies of each Security Document and evidence that all such Security Documents and related instruments have been recorded and filed in all jurisdictions wherein such recording or filing is necessary to create and perfect the interests of EDC in the Collateral subject thereto and that all applicable recording and stamp taxes have been paid in full.
(c)    Search Report. A copy of the Search Report.
(d)    Real Property Security Requirements.
(i)    EDC shall have received a satisfactory fair market value appraisal in respect of each Mortgaged Property and satisfactory review of title to the Mortgaged Property and receipt of required consents, and related due diligence including, without limitation, with respect to legal, environmental, structural and other matters as EDC may determine.
(ii)    The aggregate appraised fair market value of the Guarantor's interest in the asphalt terminals located in Bakersfield, California, Elk Grove, California, Mojave California shall not be less than 1.2x the amount of the Loan.
(iii)    [Reserved].

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(iv)    A Deed of Trust encumbering each Mortgaged Property in favor of the trustee, for the benefit of EDC, duly executed and acknowledged by the Transaction Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of the county where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such fixture financing statements and any other instruments necessary to grant and perfect a lien upon the Mortgaged Property and fixtures therein under the laws of any applicable jurisdiction, all of which, including, without limitation, the Deed of Trust, shall be in form and substance reasonably satisfactory to EDC.
(v)    with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by EDC in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Deed of Trust with respect to such Mortgaged Property;
(vi)    with respect to each Deed of Trust, a loan policy of title insurance in favor of EDC insuring the Lien of such Deed of Trust as a valid first priority deed of trust or mortgage, as the case may be, Lien on the Mortgaged Property and fixtures described therein in an amount equal to not less than USD$15 million, which policy (each, a "Title Policy") shall (A) be issued by the Title Company, (B)  contain a "tie‑in" or "cluster" endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements, to the extent such endorsements are available in the applicable jurisdictions, as shall be reasonably requested by EDC (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so‑called comprehensive coverage over covenants and restrictions), and (D) contain no exceptions to title other than exceptions acceptable to EDC;
(vii)    with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so‑called "gap" indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;
(viii)    evidence reasonably acceptable to EDC of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, if applicable, fees, charges, costs and expenses required for the recording of the Deeds of Trust and financing statements and issuance of the Title Policies referred to above;
(ix)    with respect to each Mortgaged Property, each applicable Transaction Party shall have made all notifications, registrations and filings, to the extent required by, and in

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accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;
(x)    Either (i) ALTA as-built surveys with respect to each Mortgaged Property in form and substance reasonably acceptable to EDC and the Title Company, or (ii) any existing ALTA as-built surveys of the Mortgaged Property together with such so-called “no change” affidavits (in form and substance reasonably acceptable to Borrower) as may be required to cause Title Company to issue the applicable Title Policy in the form required pursuant to section 6.1(d)(vi) above.
(xi)    A standard Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and
(xii)    the most recent environmental report available to the Borrower for each Mortgaged Property.
(e)    Opinions of Counsel.
(i)    An opinion, dated on or about the date of the initial Loan, of counsel to the Borrower and each Guarantor, covering such matters as EDC may reasonably request; and
(ii)    If required by EDC, an opinion of counsel to EDC, covering such matters as EDC may request.
(f)    Corporate Documents. A certified copy of the constitutive documents of the Borrower and each Guarantor and of resolutions of the board of directors of the Borrower and each Guarantor and certificates such as EDC may require authorizing the Transactions.
(g)    Incumbency Certificate. A certificate of a duly authorized signing officer of the Borrower and each Guarantor as to the authority, incumbency and specimen signatures of the persons who have executed or will execute the Transaction Documents and any other documents on behalf of the Borrower and each Guarantor (and EDC shall be entitled to rely on such certificate until EDC's receipt of notification in writing to the contrary).
(h)    Good Standing. EDC will have received a copy of a good standing certificate with respect to the Borrower and each Guarantor, issued as of a recent date by the Secretary of State or other appropriate official of the Borrower and each Guarantor’s jurisdiction of incorporation or organization. To the extent a Guarantor (that is not the Pledgor) is not organized in California, EDC will also have received a copy of evidence of authorization to do business in California.
(i)    Insurance. Copies of the declaration pages of insurance policies showing that the Borrower has insured its properties and business in accordance with section 8.1(n) hereof in a commercially reasonable manner, together with a certificate of the insurance broker or agent confirming that such policies are in effect and setting forth the coverage, limits of liability, policy number and period of coverage.

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(j)    Authorizations and Consents. Certified copies of all approvals, registrations, qualifications, authorizations, licenses, consents and permits of any Governmental Authority or any other third party that are necessary for the fulfillment of the obligations of the Borrower and each Guarantor hereunder or under any other Transaction Document.
(k)    Solvency Certificate. A certificate in form and substance satisfactory to EDC of a Financial Officer of the Borrower and each Guarantor as to the solvency of the Borrower and each Guarantor.
(l)    Stock Certificates. EDC shall have received all original shares of stock, certificates, instruments and other documents evidencing or representing all Pledged Equity Interests, accompanied by duly signed but undated stock transfer forms representing such Pledged Equity Interests.
(m)    Request for Loan. EDC will have received a Request for Loan.
(n)    Compliance Certificate. EDC will have received a certificate of a Financial Officer of the Borrower setting forth the calculation of the ratios set forth in section 8.2 (Financial Covenants) as of the close of the most recently completed Fiscal Quarter.
(o)    KYC. EDC will have received the documentation and other information reasonably requested in writing to be required by regulatory authorities under applicable "know your customer" and anti-money-laundering rules and regulations, in each case at least five (5) business days prior to the date of this Agreement (or such shorter period as EDC shall otherwise agree).
(p)    Other Documents. Such other documents as EDC may reasonably request.
(q)    The representations and warranties made by the Transaction Parties in this Agreement shall continue to be true on and as of the date of the making of the Loan.
(r)    All EDC Canadian benefits requirements have been met including, without limitation, receipt of an executed EDC pull letter and disclosure consent letter.
(s)    No Default shall have occurred and be continuing or would result from the requested Loan.
(t)    No event or circumstance shall have occurred which has resulted in, or would reasonably be expected to result, in a Material Adverse Effect since the end of the most recently completed Fiscal Year of the Borrower as reflected in the most recently completed audited financial statements delivered hereunder.
(u)    EDC will have received from the Borrower all fees and expenses payable by the Borrower to EDC.
6.2    Waiver. The conditions set forth in section 6.1 (Conditions Precedent to Borrowing) are inserted for the sole benefit of EDC and may be waived by EDC in whole or in part (with or without

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terms or conditions), in respect of any Loan without prejudicing the right of EDC at any time to rely on such conditions in respect of any subsequent Loan.
SECTION 7 - REPRESENTATIONS AND WARRANTIES
7.1    Representations and Warranties. The Borrower represents and warrants to EDC as to itself and each Transaction Party as follows, and acknowledges that EDC is relying upon such representations and warranties in entering this Agreement and in making the Loan hereunder:
(a)    Power and Authority. It: (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect; (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect; (iv) has full power, authority and legal right to make and perform each of the Transaction Documents to which it is a party and to borrow the Loans hereunder; (v) is in compliance with all applicable laws and regulations and all agreements except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect; and (vi) has good title to the Collateral and all its assets necessary for the conduct of its business, free and clear of any Liens, except Permitted Liens.
(b)    Authorization; Binding Effect. The making and performance by it of the Transaction Documents and all other documents and instruments to be executed and delivered hereunder by it have been duly authorized by all necessary corporate action and each of such Transaction Documents and other documents and instruments has been duly executed and delivered by it and constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and other similar laws of general application limiting the enforcement of creditors' rights generally and to general equitable principles, and do not and will not contravene: (i) its constitutional documents; or (ii) any applicable law, decree, regulation, judgment, award, injunction or similar legal restriction, as now in effect; or (iii) any material agreement or instrument or material contractual restriction binding on or affecting it or its property, and do not and will not result in the imposition of any Lien on any property of the Borrower or such Transaction Party, except Permitted Liens.
(c)    Governmental Authorization, No Conflict. No license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (including any foreign exchange approval), and no other third-party consent or approval is necessary for the due execution, delivery and performance by it of the Transaction Documents to which it is a party or for the legality, validity or enforceability thereof against it.
(d)    Financial Information. All of the financial statements that have been provided to EDC in connection with this Agreement are complete in all material respects and, fairly present, in conformity with GAAP, the financial position of the Borrower or other Transaction Party, as the

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case may be, as of the date thereof, and its results of operations and cash flows as of the date referred to therein.
(e)    No Material Adverse Effect. Since the end of the most recently completed Fiscal Year end of the Borrower, there has been no Material Adverse Effect, or any condition, financial or otherwise, event or change in any Transaction Party's business affairs, which could reasonably be expected to constitute, or cause, a Material Adverse Effect.
(f)    Litigation. There is no litigation, investigation or proceeding pending or, to the best of its knowledge, threatened with respect to it or any other Transaction Party, as the case may be, by or before any Governmental Authority or arbitrator that (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.
(g)    Judgments, Etc. It is not subject to any judgment, order, writ, injunction, decree or award, or to any restriction, rule or regulation (other than customary or ordinary course restrictions, rules and regulations consistent or similar with those imposed on other Persons engaged in similar businesses) that has not been stayed or of which enforcement has not been suspended and that individually or in the aggregate constitutes, or is reasonably likely to result in, a Material Adverse Effect.
(h)    No Default. No Default or Event of Default has occurred and is continuing and no default has occurred and is continuing under or with respect to any contractual obligation of the Borrower or other Transaction Party, as the case may be, which could reasonably be expected to constitute, or cause, a Material Adverse Effect.
(i)    Environmental Matters. Its operations and property comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.
(j)    Insurance. The properties of the Transaction Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower or any other Transaction Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Transaction Party operates.
(k)     Taxes.
(i)    It has filed all Tax returns which are required to be filed by it and has paid all Taxes due pursuant to such returns or pursuant to any assessment received by it, other than any such Taxes that are being contested in good faith by an appropriate proceeding and for which reserves have been established in accordance with GAAP or Taxes in an aggregate amount not to exceed $10,000 at any time outstanding.
(ii)    Under the laws of its country of domicile, the execution, delivery and enforcement and admissibility into evidence of this Agreement, and the performance by it of its obligations hereunder, including any payment due to EDC, are exempt from all Taxes.

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(l)    Rank of Obligations. Its Indebtedness under the Transaction Documents ranks and will at all times rank at least pari passu in right of payment with all unsecured, unsubordinated Indebtedness for which it is liable at any time.
(m)    Collateral. It is, or with respect to the Collateral acquired after the date hereof, will be, the sole beneficial owner of the Collateral, free and clear of any Liens except for the Permitted Liens.
(n)    Proper Legal Form, No Immunity. Each Transaction Document is in proper legal form under the laws of its country of domicile and may be enforced in accordance with its terms against it in a proceeding at law in any competent court in its country of domicile. The execution, delivery and performance by it of the Transaction Documents constitute private and commercial acts rather than public or governmental acts. Neither it nor any of its assets has the benefit of any immunity in any jurisdiction from legal proceedings, the jurisdiction of the civil courts or any, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to its obligations under the Transaction Documents. If it or any of its assets should become entitled to any such right of immunity, it has effectively waived such right pursuant to section 10.9 (Governing Law; Submission to Jurisdiction) of this Agreement and by the Guarantors in section 17.10 of the Guarantee.
(o)    Compliance with Laws and Agreements. It is in compliance with all applicable laws, regulations and requirements of any Governmental Authority having jurisdiction over it or its properties and all material agreements, charges and other instruments binding upon it or its property, other than (except in the case of laws relating to corruption and bribery) where such noncompliance would not reasonably be expected to have a Material Adverse Effect.
(p)    Choice of Law, Submission to Jurisdiction. The choice of law of this Agreement is a valid and binding choice of law and the irrevocable submission by the Borrower to the non-exclusive jurisdiction of the courts as set out in section 10.9 (Governing Law; Submission to Jurisdiction) and by the Guarantors in section 17.10 of the Guarantee are legal, valid, binding and enforceable.
(q)    Full Disclosure. All written information (excluding information of a general economic or industry specific nature) furnished by it to EDC in connection with this Agreement and each other Transaction Document or any transaction contemplated hereby is, and all such information hereafter furnished by it to EDC will be, when taken as a whole, true, complete and accurate in all material respects on the date as of which such information is stated or certified and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made provided that with respect to forecasts, projections, other forward-looking information the Borrower represents only that it prepared such items in good faith using assumptions it deemed reasonable at the time they are furnished (it being understood that such items are not a guaranty of future performance and that actual results during the period or periods covered by such items may materially differ from the projected results therein).

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(r)    Subsidiaries. The Borrower has no Material Subsidiaries as of the date hereof except as set forth on Schedule 7.1 (Material Subsidiaries) hereto.
(s)    Solvency. Each Transaction Party is, and after giving effect to the incurrence of all Indebtedness and obligations incurred in connection herewith will be, solvent.
(t)    Federal Reserve Regulations.
(i)    No Transaction Party is engaged or will engage, principally or as one of its important activates, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
(ii)    None of the proceeds of the Loan under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any portion of the Loan under this Agreement to be considered a "purpose credit" within the meaning of Regulation U or Regulation X.
(u)    Investment Companies. No Transaction Party or person controlling a Transaction Party is or is required to be registered as an "investment company" under the U.S. Investment Company Act of 1940 (the "1940 Act").
(v)    ERISA Compliance.
(i)    No ERISA Event has occurred, is continuing or is reasonably likely to occur that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(ii)    Each Employee Plan is in compliance in form and operation with ERISA and the Code (including, where intended to be qualified under Section 401(a) of the Code, such Employee Plan has been determined by the IRS to be so qualified or is in the process of being approved by the IRS) and all other applicable federal, state or local laws and regulations save where any failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(iii)    There are no actions, suits or claims pending against or involving an Employee Plan (other than routine claims for benefits) or, to the knowledge of any Transaction Party or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Employee Plan and, if so asserted successfully, could reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.
(iv)    To the knowledge of each Transaction Party and each ERISA Affiliate, no Multiemployer Plan is or is reasonably likely to become insolvent or is in reorganization for purposes of Title IV of ERISA, except where any such insolvency or reorganization would not reasonably be expected to have a Material Adverse Effect.

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(w)    Anti-Terrorism and Sanctions Laws; Anti-Corruption Laws.
(i)    No Transaction Party, any of its Subsidiaries or, to the knowledge of each Transaction Party, any of the Affiliates or respective officers, directors, employees, brokers or agents of such Transaction Party, Subsidiary or Affiliate:

a.	has violated, or taken any action, directly or indirectly, that would result in a violation by such persons of, any Anti-Terrorism and Sanctions Laws or Anti-Corruption Laws; or

b.
has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development's Financial Action Task Force on Money Laundering;

(ii)    No Transaction Party, any of its Subsidiaries or, to the knowledge of each Transaction Party, any of the Affiliates or respective officers, directors, employees, brokers or agents of such Transaction Party, Subsidiary or Affiliate acting or benefitting in any capacity in connection with the Loan:

a.	is, or is owned or controlled by, a Sanctioned Person;

b.	conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctioned Person;

c.	deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism and Sanctions Law or Anti-Corruption Law;

d.
engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism and Sanctions Law or Anti-Corruption Law; or

e.	is located, organized or resident in a country or territory that is, or whose government is, the subject of territorial Sanctions, unless otherwise notified to EDC.
(iii)    The Transaction Parties have instituted and maintain policies and procedures designed to promote and achieve continued compliance with all Anti-Terrorism and Sanctions Laws and Anti- Corruption Laws.
7.2    Survival of Representations and Warranties. The representations and warranties made in section 7.1 (Representations and Warranties) shall survive the execution and delivery of this Agreement and shall be deemed to have been repeated by each Transaction Party on the Borrowing

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Date with reference to the facts and circumstances then existing and, in the case of section 7.1(d), with respect to the most recently audited financial statements or most recently delivered unaudited interim financial statements, as the case may be.
SECTION 8 - COVENANTS
8.1    Affirmative Covenants. The Borrower covenants and agrees with EDC as to itself and each Transaction Party that, unless compliance has been waived in writing by EDC and so long as any Loan is outstanding and until payment in full by the Borrower hereunder:
(a)    Authorizations, Compliance with Laws. It will and will cause each of its Material Subsidiaries to (i) obtain and maintain in force (or where appropriate, promptly renew) all Authorizations required by law or regulation of its or their jurisdiction of incorporation to enable each of them to perform its obligations hereunder and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction in evidence in its jurisdiction of incorporation of this Agreement and (ii) at all times comply with all applicable laws and regulations relating to it except to the extent the failure to so comply (other than in the case of laws relating to corruption and bribery) would not reasonably be expected to have a Material Adverse Effect.
(b)    Maintenance of Existence. It will and will cause each of its Material Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.
(c)    Use of Proceeds. It will use the proceeds of the Loan for general corporate purposes as set forth in section 2.1 (The Loan).
(d)    Financial Statements. It will deliver to EDC:
(i)    As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (a) a report and opinion of a registered public accounting firm of nationally recognized standing reasonably acceptable to EDC, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit and (b) an attestation report of such registered public accounting firm as to the Borrower's internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 expressing a conclusion to which EDC does not object;
(ii)    as soon as available, but in any event within forty five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, and cash flows for

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such Fiscal Quarter and for the portion of the Borrower's Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(iii)    upon request from EDC, a budget in form reasonably satisfactory to EDC, but to include balance sheets, statements of income and sources and uses of cash, for (a) each month of the applicable Fiscal Year prepared in detail and (b) each Fiscal Year thereafter, through and including the Fiscal Year in which the Maturity Date occurs, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of the Borrower and its Subsidiaries is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget;
(e)    Certificates; Other Information. It will deliver to EDC in form and detail satisfactory to EDC:
(i)    [Reserved];
(ii)    concurrently with the delivery of the financial statements referred to in section 8.1(d)(i), a certificate of a Financial Officer of the Borrower, certifying as to the calculation of the financial covenants set forth in section 8.2 (Financial Covenants), listing all Immaterial Subsidiaries and stating that to his/her knowledge no Default has occurred or, if to their knowledge any such Default shall exist, stating the nature and status of such event and the proposed course of action to remedy such Default;
(iii)    promptly after any request by EDC, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Transaction Party or Material Subsidiary, or any audit of any of them;
(iv)    promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which contain information that could reasonably be expected to be material to EDC in its capacity as a lender hereunder which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to EDC pursuant hereto;
(v)    promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Transaction Party or any Material

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Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to section 8.1(d) or any other clause of this section 8.1(e); and
(vi)    promptly, such additional information regarding the financial condition, operations, business or prospects of the Borrower or any Material Subsidiary, or compliance with the terms of the Transaction Documents, as EDC may from time to time reasonably request.
Documents required to be delivered pursuant to section 8.1(d) and this section 8.1(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website which is http://www.alonusa.com/; or (ii) on which such documents are posted on the Borrower's behalf on an internet or intranet website, if any, to which EDC has access; provided that the Borrower shall deliver paper copies of such documents to EDC if EDC requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by EDC. Notwithstanding anything to the contrary contained herein, in every instance the Borrower shall be required to provide electronic copies of the compliance certificates required by section 8.1(e) to EDC.
(f)    Notices. Promptly after it becomes aware that any Default has occurred and is continuing, the Borrower shall deliver to EDC a notice describing the Default and the action that it has taken or proposes to take with respect thereto.
(g)    ERISA Related Information. It will:
(i)    (a) promptly upon written request of EDC, deliver thereto copies of each annual and other return, report or valuation with respect to each Employee Plan or Multiemployer Plan, as filed with any applicable governmental authority and (b) promptly following receipt thereof, deliver to EDC copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Transaction Party or any ERISA Affiliate may request with respect to any Multiemployer Plan;
(ii)    promptly and in any event within fifteen (15) days after any Transaction Party or any ERISA Affiliate knows that an ERISA Event has occurred and that such ERISA Event has or could reasonably be expected to have a Material Adverse Effect, deliver to EDC a statement of the Financial Officer of the Borrower or other officer acceptable to EDC (acting reasonably) of such Transaction Party describing such occurrence and the action, if any, that such Transaction Party or such ERISA Affiliate has taken and proposes to take with respect thereto; and
(iii)    promptly and in any event within fifteen (15) days after receipt thereof by any Transaction Party or any ERISA Affiliate, deliver to EDC copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan if the same could reasonably be expected to have a Material Adverse Effect.

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(h)    Compliance with ERISA. The Borrower shall (and the Borrower shall cause each Transaction Party and ERISA Affiliate to):
(i)    maintain all Employee Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Employee Plan, ERISA, the Code and all other applicable laws; and
(ii)    make or cause to be made contributions to all Employee Plans in a timely manner and, with respect to Employee Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, in each case except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(i)    Further Assurances. It will, at its own cost and expense, execute and deliver to EDC all such documents, instruments and agreements and do all such other acts and things as may be reasonably required, in the opinion of EDC, to carry out the purpose of this Agreement or any other Transaction Document to which it is a party or to enable EDC to exercise and enforce its rights under hereunder or thereunder.
(j)    Payment of Obligations. It will and will cause each of its Material Subsidiaries to pay its (i) material obligations and (ii) Taxes, when due, except where: (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) it has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) in the case of Taxes, such Taxes are in an aggregate amount not to exceed $10,000 at any time outstanding.
(k)    Environmental Issues. It will and will cause each of its Material Subsidiaries to: (i) comply with all applicable Environmental Laws, including obtaining and maintaining all relevant environmental permits necessary to ensure that there is no Material Adverse Effect; and (ii) promptly notify EDC of any environmental claim, notice or order against it that could reasonably be expected to result in a Material Adverse Effect.
(l)    Inspection. The Borrower will and will cause each Transaction Party to, on receipt of reasonable notice and during normal business hours, enable and assist representatives of EDC to examine (and, if desired, copy) its records, to inspect any of its properties including the Collateral and to discuss its business and affairs with its officers, all to the extent reasonably requested by EDC; provided that so long as no Event of Default has occurred and is continuing, EDC will only be permitted to exercise such rights once per Fiscal Year.
(m)    Collateral. The Borrower will and will cause each Transaction Party to:
(i)    maintain and preserve all of the Collateral in good repair, working order and condition and, from time to time, make all necessary and proper repairs, renewals, replacements, additions and improvements thereto and carry on its business in a proper and efficient manner so as to preserve and protect the Collateral and the earnings, incomes and profits thereof;

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(ii)    not locate or permit its records and the Collateral to be located at any location other than Mortgaged Properties or Borrower's corporate headquarters;
(iii)    keep the Collateral free and clear of all Taxes, Liens and assessments, other than Permitted Liens;
(iv)    promptly notify EDC of any loss of or damage to the Collateral which loss or damage exceeds USD 1 million in value;
(v)    promptly notify EDC of any change in the name of any Transaction Party or the location of its chief executive office;
(vi)    take all steps and all actions as may be reasonably required or deemed advisable by EDC to perfect or more fully evidence EDC's rights and interest in the Collateral over which a security interest has been granted to EDC by the Borrower or any other Transaction Party under the Security Documents.
(n)    Insurance.
(i)    So long as any amount remains unpaid hereunder, the Borrower will maintain or cause to be maintained in effect, at its own expense: (A) property insurance with a per occurrence limit of at least USD$ 200 million covering the Mortgaged Properties; (B) third-party liability insurance in respect thereof in such amount and scope as is consistent with industry standards; and (C) comply with all requirements in respect of insurance set forth in each Deed of Trust.
(ii)    All policies that are taken out from time to time in accordance with this section shall be issued by financially sound and responsible insurance companies and, if covered by additional insurance policies, shall be similar in form and substance to the Borrower's existing policies of insurance.  In addition, all policies and subsequent policies:

a.
shall: (A) in respect of property insurance in respect of the Collateral, name EDC as lender loss payee and provide that all losses in respect of claims shall be paid to EDC; and (B) in respect of third-party liability insurance, name EDC as additional insured;

b.
shall provide that the insurance in respect of the interests of EDC in such policies shall not be invalidated by any act or omission of the Borrower or any other Person and shall insure EDC regardless of any breach or violation by the Borrower of any warranty, declaration or conditions contained in such policies;

c.	[Reserved]; and

d.	in respect of property insurance in respect of the Collateral, shall provide that the insurer's rights of subrogation be subordinated to EDC's right of full recovery.

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Borrower shall provide to EDC at least thirty (30) days prior written notice of any material amendment to, review of, or cancellation for any reason of, any of Borrower’s existing insurance policies applicable hereto; provided, that no such notice is required on account of the upcoming expiration of any such policy if the Borrower expects to renew such policy prior to the termination thereof. Without limiting the obligations of the Borrower hereunder, in the event that any insurance required under this section shall not have been renewed ten (10) days prior to the date on which such insurance is scheduled to lapse, EDC or its assignee may (but will not be obligated) to pay any premium necessary to renew such insurance or arrange and pay for any substitute insurance, and in such event the Borrower will be obligated to indemnify EDC or its assignee immediately, as the case may be, for the cost thereof.
(iii)    Application of Insurance Proceeds. All Net Cash Proceeds arising from any policy of property or casualty insurance in respect of the Collateral will be applied by EDC:

a.
in circumstances where: (A) a partial loss of the Collateral has taken place; (B) no Default has occurred and is continuing; and (C) such monies or proceeds are in an amount not exceeding USD 10 Million, or the equivalent thereof in any other currency as determined by EDC, at the election of the Borrower, either towards: (x) restoring the Collateral to the condition described in section 8.1(m)(i) (Collateral); or (y) payment of the then outstanding Indebtedness of the Borrower to EDC hereunder; and

b.
in circumstances other than those described in section 8.1(n)(iii)(a) above, at the election of EDC: all monies and proceeds arising from any policy of insurance will be applied by EDC: (i) towards payment of the outstanding Indebtedness of the Borrower to EDC hereunder; (ii) to the repair of the Collateral; (iii) to be held in part or in whole by EDC as security for the Indebtedness of the Borrower to EDC hereunder; or (iv) in part or in whole, to any combination of the foregoing purposes

8.2    Financial Covenants. The Borrower will not permit, as of the last day of each Fiscal Quarter following the date of the Borrowing:
(a)    Current Ratio. The Current Ratio to be less than 1.00 to 1.00.
(b)    Interest Coverage Ratio. The Interest Coverage Ratio to be less than 1.10 to 1.00; provided, that (x) for the Fiscal Quarters ending June 30, 2017 and September 30, 2017, the Interest Coverage Ratio shall not be less than 1.50 to 1.00 and (y) for the Fiscal Quarter ending December 31, 2017 and each Fiscal Quarter thereafter, the Interest Coverage Ratio shall not be less than 2.00 to 1.00.
(c)    Leverage Ratio. The Leverage Ratio to be greater than 5.00 to 1.00; provided, that (x) for the Fiscal Quarters ending June 30, 2017 and September 30, 2017, the Leverage Ratio shall

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not be greater than 4.50 to 1.00 and (y) for the Fiscal Quarter ending December 31, 2017 and each Fiscal Quarter thereafter, the Leverage Ratio shall not be greater than 4.00 to 1.00.
8.3    Negative Covenants. The Borrower covenants and agrees with EDC as to itself and each Transaction Party that, unless compliance has been waived in writing by EDC and so long as any Loan is outstanding and until payment in full by the Borrower hereunder:
(a)    Anti-Terrorism and Sanctions Laws; Anti-Corruption Laws.
(i)    No Transaction Party shall cause or permit the proceeds of any Loan to be used, directly or indirectly, to make a loan or other advance (a) to invest in or contribute to or otherwise support the activities or business of any Sanctioned Person or (b) in any other manner that would result in a violation of any Anti-Terrorism and Sanctions Laws or Anti-Corruption Laws.
(ii)    No Transaction Party shall (and the Transaction Parties shall ensure that none of their Subsidiaries shall) knowingly engage in any transaction that violates any Anti-Terrorism and Sanctions Law or Anti-Corruption Law.
(iii)    The Transaction Parties shall maintain in effect policies and procedures designed to promote compliance by the Transaction Parties, each of their Affiliates and Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Terrorism and Sanction Laws and Anti-Corruption Laws.
(b)    Fundamental Changes. The Borrower shall not, nor shall it permit any Transaction Party or Material Subsidiary to, amalgamate, merge or consolidate with any other Person (each a "Merger") without the prior written consent of EDC, provided that the Borrower or any Material Subsidiary may enter a Merger where all of the following conditions have been met: (i) it is the surviving entity or the surviving entity assumes all of its obligations under this Agreement and the other Transaction Documents, as applicable, as confirmed in legal opinions satisfactory to EDC; (ii) immediately after giving effect to such Merger, no Default will exist; (iii) immediately after giving effect to such Merger, its obligations under each Transaction Document will rank at least pari passu with all other senior unsecured Indebtedness of the surviving entity and will continue to so rank; and (iv) such Merger would not have a Material Adverse Effect.
(c)    No Disposition of Assets. Other than in connection with a Merger permitted under section 8.3(b) (Fundamental Changes), the Borrower shall not, nor shall it permit any Transaction Party or Material Subsidiary to, sell, transfer, lease or otherwise dispose of (in one transaction or a series of related transactions) greater than 10% of the consolidated total assets of the Borrower (or in the case of the Borrower, more than 10% of its total assets) now owned or hereafter acquired to a Person other than (other than in respect of a Transaction Party) the Borrower and its Subsidiaries, or liquidate or dissolve. For the avoidance of doubt, the Borrower and any Material Subsidiary shall be able to sell an Immaterial Subsidiary but shall not, nor shall it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any Collateral other than pursuant to a Permitted Collateral Disposition.

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(d)    Transactions with Affiliates. The Borrower shall not, nor shall it permit any Transaction Party or Material Subsidiary to, sell, lease or otherwise transfer any of its property or assets to, or purchase, lease or otherwise acquire property or assets from any of its Affiliates, except at prices and otherwise on terms not less favorable than could be obtained on an arm's length basis from third parties, and transactions expressly permitted herein; provided that this section 8.3(d) shall not apply to (i) transactions among Transaction Parties, (ii) transactions among Subsidiaries of the Borrower that are not Transaction Parties, and (iii) transactions among Transaction Parties and Material Subsidiaries that are not Transaction Parties to the extent the same are at prices and otherwise on terms not less favorable to the applicable Transaction Parties than could be obtained by such Transaction Parties on an arm's length basis from third parties.
(e)    Negative Pledge. The Borrower shall not, nor shall it permit any Material Subsidiary to, create or permit to exist any Lien over any of its present and future property or assets other than Permitted Liens;
(f)    Other Indebtedness. The Borrower shall not, nor shall it permit any Transaction Party or Material Subsidiary to, at any time directly or indirectly, create, incur, assume or otherwise be or become liable with respect to any Indebtedness other than:
(i)    Indebtedness in existence on the Closing Date set forth on Schedule 8.3 and such other Indebtedness as may be approved in writing by EDC from time to time and any Permitted Refinancing Indebtedness in respect thereof;
(ii)    Indebtedness in an aggregate outstanding amount not to exceed $200,000,000 since the Closing Date less any amounts outstanding pursuant to paragraph (b) of the definition of "Permitted Indebtedness"; and
(iii)    Permitted Indebtedness.
(g)    Dividends. The Borrower shall not, nor shall it permit any Material Subsidiary to, authorize, declare or pay, directly or indirectly, any Restricted Payment to the extent that there shall exist any Default or Event of Default or that would result in a Default or an Event of Default.
SECTION 9 - EVENTS OF DEFAULT
9.1    Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:
(a)    Payment. If the Borrower fails to pay any amount when due hereunder and (other than in the case of a principal payment) such failure shall continue unremedied for a period of three (3) Business Days.
(b)    Representations and Warranties. If any representation or warranty made in this Agreement or in any other Transaction Document by any Transaction Party, or if any certificate or opinion furnished to EDC pursuant to the provisions hereof or of any other Transaction Document

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proves to have been incorrect, incomplete or misleading, in any material respect, as of the time made or deemed to be made.
(c)    Failure to Perform.
(i)    There shall occur a default in the performance of any covenant, term or agreement contained in sections 8.1(b), (c), (d), (e)(ii), (f), 8.2 (Financial Covenants) and 8.3 (Negative Covenants); or
(ii)    If any Transaction Party defaults in the due observance or performance of any covenant, condition or agreement contained in any of the Transaction Documents (other than those specified in paragraphs (a), (b) and (c)(i) immediately above), and such default is capable of being remedied, and remains unremedied for a period of thirty (30) days from the earlier of: (i) the date that notice thereof is given to the Borrower by EDC; and (ii) the date upon which the Borrower has knowledge of such default.
(d)    Insolvency. If any Transaction Party fails to pay its debts generally as they fall due or suspends making payments on all or any class of its debts or announces an intention to do so or begin negotiations with one or more creditors with a view to rescheduling any of its Indebtedness (as an out of court substitute for a bankruptcy or similar proceeding).
(e)    Illegality. If it becomes unlawful for any Transaction Party to perform any of its obligations under any Transaction Document or any of its obligations under any Transaction Document cease to be valid, binding or enforceable, or if any Transaction Party repudiates any Transaction Document or evidences its intention to repudiate any Transaction Document.
(f)    Bankruptcy or Similar Proceedings. If a proceeding is commenced, by or against any Transaction Party, in any court of competent jurisdiction, seeking its bankruptcy reorganization, liquidation, dissolution, arrangement or winding-up, the composition or readjustment of its debts or any other relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or for the appointment of a receiver, receiver and manager, custodian, trustee, monitor, liquidator or other person with similar powers with respect to the Transaction Party or all or part of its property, or if any such person is privately appointed pursuant to any agreement or instrument, or if any Person takes possession of all or any substantial portion of its assets, provided, however that if any proceeding is taken against a Transaction Party and such proceeding is opposed by such Transaction Party, such proceeding shall not constitute an Event of Default unless such proceeding is not dismissed, stayed or withdrawn within sixty (60) days of the commencement of such proceeding.
(g)    Material Adverse Effect. If an event or series of events occur which has or with the passage of time or notice or both, would have a Material Adverse Effect.
(h)    Judgment. If any judgment or order in excess of USD 5 million is entered against any Transaction Party and remains unsatisfied, unbonded or undischarged for a period of thirty (30) days thereafter.
(i)    Cross-Default. If (i) the Borrower defaults in the payment of any Indebtedness to any Person when due and such default continues beyond any applicable grace period set forth in the agreements or instruments evidencing or relating to such Indebtedness, (ii) any Indebtedness

25

of the Borrower is declared to be or otherwise becomes or is capable of being declared due and payable prior to its specified maturity as a result of an event of default, or (iii) any commitment to make Indebtedness available to the Borrower is or is capable of being permanently cancelled by a creditor of the Borrower as a result of an event of default.  Other than with respect to any default in payment of any Indebtedness to EDC, no Event of Default will occur or be outstanding under this subsection if (i) the aggregate principal amount of outstanding Indebtedness mentioned in this subsection is less than USD 30 million (or its equivalent in any other currency or currencies) or (ii) if the applicable default or acceleration has been waived or rescinded by the required holders of the applicable Indebtedness mentioned in this subsection and EDC has not yet accelerated the Loan or commenced remedial action in respect of the Collateral.
(j)    Authorizations. If any Authorization by a Governmental Authority necessary for the performance of any obligation of any Transaction Party under any Transaction Document ceases to be in full force and effect, including any Authorization to acquire and remit US Dollars.
(k)    Loss of Priority. If a Security Document ceases to constitute a first priority security interest in the Collateral (subject only to Permitted Liens).
(l)    Disposition of Collateral. If (i) any Transaction Party sells or otherwise disposes of all or any part of the Collateral without the prior written consent of EDC other than pursuant to a Permitted Collateral Disposition, (ii) all or any part of the Collateral is seized or possession thereof acquired pursuant to any writ of seizure or other judicial procedure or (iii) there is a change in the direct legal or beneficial ownership of any of the Collateral.
(m)    Failure to Perfect. If the Borrower or any Transaction Party fails to take all steps and all action as may be required or reasonably deemed advisable to perfect or more fully evidence EDC's rights in the Collateral pursuant to the applicable Security Document.
(n)    Change of Control. If a Change of Control shall have occurred.
(o)    [Reserved].
(p)    Government Controls. Any Government Authority takes any action that, in the opinion of EDC, acting reasonably: (i) prohibits the Transactions; or (ii) materially restricts the Transactions.
(q)    Tax Events. Any Government Authority takes any action (including attaching, seizing or confiscating assets, or any other legal or administrative proceedings) against the Borrower or any other Transaction Party, or any of its or their assets, where such action arises as a result of the actual or alleged non-payment, late payment or under-payment of tax by the Borrower or any other Transaction Party, and EDC determines that such action is likely to have a Material Adverse Effect.
(r)    Any ERISA Event shall have occurred that, when aggregated with any other then existing ERISA Event, could reasonably be expected to have a Material Adverse Effect.
9.2    Default Remedies. Upon the occurrence of an Event of Default, EDC shall have no further obligation to make the Loan hereunder, and, at its option, may declare all or part of the Indebtedness of the Borrower under this Agreement to be due and payable either on demand or to be immediately

26

due and payable without demand, in each case, all without presentment, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that if an Event of Default described in section 9.1(f) occurs with respect to the Borrower, the Commitment (if not theretofore terminated) shall automatically terminate and all Indebtedness of the Borrower under this Agreement shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
In such event EDC may, in its discretion, exercise any right or recourse and proceed by any action, suit, remedy or proceeding against the Borrower or any other Transaction Party authorized or permitted by law for the recovery of all the Indebtedness of the Borrower to EDC hereunder and proceed to exercise any and all rights hereunder and under the Security Documents.
EDC is not under any obligation to any Transaction Party to realize upon any Collateral or enforce the Security Documents or any part thereof or to allow any of the Collateral to be sold, dealt with or otherwise disposed of. EDC is neither responsible nor liable to the Transaction Parties or any other Person for any loss or damage arising from such realization or enforcement or the failure to do so or for any act or omission on its part or on the part of any director, officer, employee, agent or adviser of EDC in connection with any of the foregoing.
The rights and remedies of EDC hereunder or under any other Transaction Document are cumulative and are in addition to and not in substitution for any other rights or remedies available at law or in equity or otherwise. No single or partial exercise by EDC of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which EDC may be entitled.
It is not necessary for any Person dealing with EDC to inquire whether any Security Document has become enforceable, or whether the powers that EDC is purporting to exercise may be exercised, or whether any Indebtedness or any Transaction Party to EDC remains outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale is to be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the Collateral or any part thereof.
9.3    Application of Payments. All payments made by the Borrower hereunder or received from proceeds of the enforcement or realization of any Security Documents will be applied to the Indebtedness of the Borrower hereunder, as determined by EDC.
SECTION 10 - MISCELLANEOUS
10.1    No Waiver. No failure on the part of EDC to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. Any waiver by EDC of the strict compliance with any term of this Agreement or any other Transaction Documents will not be deemed to be a waiver of any subsequent Default.

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10.2    Notices. Any notice, demand, waiver, consent, or any other communication under this Agreement or any other Transaction Document must be in writing to be effective and will be hand-delivered or sent by registered mail or by fax to the following addresses:
for the Borrower,
ALON USA ENERGY, INC.
12700 Park Central Dr., Ste. 1600
Dallas, Texas 75251

Attention:	Chief Financial Officer

Fax:	(972) 367-

Email:	Shai.Even @Alonusa.com
with copy to:

Attention:	Legal

Fax:	(972) 367-3724

Email:	James.Ranspot @Alonusa.com

for EDC,
EXPORT DEVELOPMENT CANADA
150 Slater Street
Ottawa ON K1A 1K3
Disbursement and repayment matters:

Attention:	Loans Services

Fax:	(613) 598-2514

Email:	LS-directlending@edc.ca
Financial and covenant reporting matters:

Attention:	Covenants Officer

Fax:	(613) 598-3186

Email:	covenantsofficer@edc.ca
All other matters, including amendments, waivers and consents:

Attention:	Credit Risk Management

Fax:	(613) 598-3186
or such other address, or fax number or to the attention of such other individual which either party may from time to time notify the other in writing. Any notice delivered by hand, by registered mail

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or by email will be deemed to have been given when received, and if transmitted by fax, on the day of transmission unless such day is not a Business Day, in which case the following Business Day. In this section, "Business Day" means a day in the recipient's jurisdiction when banks are generally open for public business. Communications sent to an email address will be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgement).
10.3    Expenses. The Borrower will reimburse EDC within thirty (30) days of EDC's request therefor for all of EDC's out-of-pocket costs and expenses incurred in respect of the preparation, consularization, translation, negotiation, execution, amendment, operation, or enforcement of, or the preservation of rights under this Agreement, including the fees and expenses of independent legal counsel for EDC, all travel costs of EDC and its independent legal counsel, and internal documentation costs in connection with the Transaction Documents and costs incurred in the execution of the Transaction Documents.
10.4    Indemnification. The Borrower hereby indemnifies EDC its directors, officers, employees, attorneys and agents and their respective heirs, executors, administrators, successors and assigns (each, an "Indemnified Party") from and against, any claim, damage, loss, liability, judgment, suit, cost or expense of any kind (including reasonable fees and expenses of counsel), arising directly or indirectly out of: (i) any breach by Borrower of any representation warranty or covenant contained herein or in any other Transaction Document; (ii) the enforcement by EDC of any right or remedy hereunder or under any other Transaction Document; and (iii) the ownership, possession, use, sale, lease or condition of any part of the Collateral; provided that the forgoing indemnity shall not apply to any claim, damage, loss, liability, judgment, suit, cost or expense resulting from the gross negligence or willful misconduct of an Indemnified Party. This Section 10.4 shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-tax claim.
10.5    Successors and Assigns. (a) This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower may not transfer or assign any of its rights or obligations hereunder without the prior written consent of EDC. EDC may at any time, assign its rights and obligations hereunder in whole or in part to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or created for the purpose of making, purchasing or investing in loans, securities or other financial assets, subject to the consent of the Borrower (such consent not to be unreasonably withheld); provided that if a Default or Event of Default has occurred and is continuing, any such assignment may be made without the consent of the Borrower. If EDC transfers or assigns its rights or obligations hereunder and as a result the Borrower is obligated to make a payment to the new lender under sections 5.1 and 5.5 on the day of such transfer or assignment, then the new lender shall be entitled to receive payment under those sections only to the same extent as EDC would have been if the transfer or assignment had not occurred and shall be subject to the same obligations to provide the documentation required by Section 5.5(e).
(b)    The Borrower shall maintain at its office a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of EDC and the assignees, and

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the Commitments of, and principal amounts (and stated interest) of the Loans owing to, EDC and any assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, EDC and the assignees shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the holder of the Loan (or applicable portion thereof) for all purposes of this Agreement. The Register shall be available for inspection by EDC (or an assignee of EDC) at any reasonable time and from time to time upon reasonable prior notice.
10.6    Headings. The table of contents and section headings in this Agreement are for ease of reference only and shall not affect the interpretation of this Agreement.
10.7    Counterparts. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument, and the parties agree that receipt by fax transmission of an executed copy of this Agreement shall be deemed to be receipt of an original.
10.8    USA Patriot Act. EDC hereby notifies each Transaction Party that pursuant to the requirements of the USA Patriot Act, EDC may be required to obtain, verify and record information that identifies such Transaction Party, which information includes the name and address of such Transaction Party and other information that will allow EDC to identify such Transaction Party in accordance with the USA Patriot Act.
10.9    Governing Law; Submission to Jurisdiction.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    Submission to Jurisdiction. The Borrower agrees that with respect to any legal proceeding with respect to this Agreement or any claim or action hereunder or to enforce any judgment obtained against the Borrower or its assets brought by EDC, that it (a) irrevocably submits to the nonexclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in The City of New York, New York, and appellate courts from any thereof, and (b) irrevocably waives any objection which such party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, and irrevocably waive any claim that any such suit action or proceeding brought in any such court has been brought in an inconvenient forum. The Borrower agrees that a final judgment against it in any such legal proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment (a certified or exemplified copy of which judgment will be conclusive evidence of the fact and of the amount of the Borrower's Indebtedness) or by such other means provided by law.
(c)    The Borrower agrees that this Agreement and the transactions contemplated herein constitute commercial activity and the Borrower irrevocably waives, for each relevant jurisdiction, any right of immunity which it or any of its property has or may acquire in respect of its obligations hereunder, including any immunity from jurisdiction, suit, judgment, set-off, execution, attachment (and in an action in rem, arrest, detention, seizure and forfeiture) or other legal process (including relief by way of injunction and specific performance).

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(d)    The Borrower hereby further irrevocably consents to the service of process in any action or proceeding by the mailing thereof, by EDC, by registered or certified mail, postage prepaid, to the Borrower at the address given herein or for the purposes of this Agreement; provided, however that nothing herein shall in any way be deemed to limit the ability of EDC to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Borrower in such other jurisdictions, and in such manner, as may be permitted by applicable law.
(e)    To the extent that the Borrower may be entitled to the benefit of any provision of law requiring EDC, in any action or proceeding brought in a court of the Borrower's domicile or other jurisdiction in connection with this Agreement, to post security for litigation costs or otherwise post a performance bond or similar security, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of the Borrower's country of domicile or, as the case may be, such other jurisdiction.
10.10    WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND EDC HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.11    Treatment of Certain Information; Confidentiality. EDC agrees with the Borrower that it will use its reasonable efforts to keep confidential and not to disclose any non-public information supplied to it and marked as such by the Borrower in connection with this Agreement, provided that nothing herein shall limit the disclosure of any such information: (a) to the extent required by statute, rule, regulation or judicial process or by Canada's or EDC's international commitments, including in relation to the WTO Subsidies and Countervailing Measures Agreement; (b) to counsel for EDC; (c) to bank examiners, auditors, consultants or accountants; (d) in connection with any litigation or enforcement activity or other action relating to this Agreement or the transactions contemplated hereby to which EDC is a party; (e) to any party with or through whom EDC enters or proposes to enter any kind of transfer, participation, subparticipation or assignment of, or to any party who would otherwise become directly or indirectly entitled to, EDC's rights and benefits hereunder or to successors of EDC; or (f) any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payment hereunder.
10.12    Disclosure. Notwithstanding anything to the contrary herein, the Borrower agrees to EDC's disclosure to the public, following the date of this Agreement, of the following information: the

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name of the Borrower, EDC financial service provided and date of related agreement, a general description of the Transactions (including country), the amount of EDC support in an approximate dollar range, and the name of any applicable exporter.
10.13    Judgment Currency. The obligation of the Borrower under this Agreement to make payments in US Dollars will not be discharged or satisfied by any payment or recovery, whether pursuant to any judgment or otherwise, expressed in or converted into any other currency except to the extent of the amount of US Dollars that is actually received by EDC as a result of such payment or recovery. If, as a result of the conversion of any payment or recovery from another currency into US Dollars, EDC receives less than the full amount of US Dollars payable by the Borrower to EDC under this Agreement, the Borrower agrees to pay EDC such additional amount as may be necessary to ensure that the amount received by EDC is not less than the full amount of US Dollars payable by the Borrower to EDC under this Agreement and such amount will be due as a separate debt and will not be affected by judgment being obtained for any other sums due under this Agreement.
10.14    Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction.
10.15    Entire Agreement. The Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements or understandings, written or oral, with respect thereto.
10.16    Survival. The provisions of sections 5.1 (Additional Costs), 5.4 (Broken Funding), 10.3 (Expenses) and 10.4 (Indemnification), shall in each case survive any termination of this Agreement, the payment in full of all the Loans and the termination of the Commitment.
10.17    Use of English Language. The governing language of this Agreement and each other Transaction Document is English. This Agreement has been negotiated and executed in the English language. All documents and communications given or delivered pursuant to this Agreement and under any other Transaction Documents (including, without limitation, any amendments or supplements) shall be in the English language, or accompanied by a certified English translation thereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ALON USA ENERGY, INC.
By: /s/ Shai Even
Name: Shai Even
Title: Senior Vice President & Chief Financial Officer
EXPORT DEVELOPMENT CANADA
By: /s/ Tamara Fathi
Name: Tamara Fathi
Title: Senior Associate
By: /s/ Christiane de Billy
Name: Christiane de Billy
Title: Senior Financing Manager

33

SCHEDULE 1.1

DEFINED TERMS
1.1    Certain Defined Terms. In this Agreement, the following terms shall have the following meanings:
"Administration Fee" means the fee payable to EDC by the Borrower in accordance with section 3.8 (Administration Fee).
"Affiliate" means any Person: (i) which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Borrower and any subsidiary of the Borrower; (ii) which beneficially owns 5% or more of the Voting Shares or equity interests of the Borrower; or (iii) 5% or more of the Voting Shares or equity interests of which are beneficially owned by the Borrower.
"Anti-Corruption Laws" means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any other applicable anti-bribery or anti-corruption laws in other jurisdictions.
"Anti-Terrorism and Sanctions Laws" means any law, rule, regulation or requirement of any jurisdiction concerning or relating to Sanctions, terrorism or money laundering, including, without limitation:

(a)	the U.S. Executive Order No. 13224 of September 23, 2001 on Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (the "Executive Order");
(b)    the USA Patriot Act;
(c)    the Money Laundering Control Act of 1986, Public Law 99-570;

(d)	the Currency and Foreign Transactions Reporting Act, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959;
(e)    the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq.,
(f)    the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq.;
(g)    the U.S. United Nations Participation Act;
(h)    the U.S. Syria Accountability and Lebanese Sovereignty Act;
(i)    the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010;
(j)    the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012;

(k)	any restriction on the Lender's or its Affiliates' ability to conduct business with any Person in any country relevant to the transaction, pursuant to all applicable Canadian laws regarding

Sch. 1.1 - 1

sanctions and export controls (all such applicable laws currently in effect, all such new applicable laws in effect in the future or each as amended from time to time), such as the United Nations Act, Special Economic Measures Act, Export and Import Permits Act, Freezing Assets of Foreign Corrupt Officials Act, Criminal Code, Defense Production Act, Proceeds of Crime (Money Laundering) and Terrorist Financing Act, Anti-Terrorism Act or any other similar Canadian statute or regulation; and

(l)	any similar laws, rules, regulations and requirements enacted, administered or enforced by any Sanctioning Authority.
"Applicable Margin" means 3.75% per annum.
"Asbestos" means asbestos or any asbestos-containing materials.
"Authorization" means any consent, registration, filing, agreement, certificate, license, approval, permit, authority or exemption from, by or with any Governmental Authority and all corporate, creditors' and shareholders' approvals or consents.
"Borrowing" means the borrowing by the Borrower of the Loan.
"Borrowing Date" means the date that the Loan is advanced to the Borrower hereunder.
"Business Day" means: (i) a day on which banks are open for business in the City of New York, USA, and Toronto, Canada; and (ii) with respect to all matters pertaining to Libo Rate, a London Banking Day, but does not in any event include a Saturday or a Sunday.
"Change of Control" means the occurrence of any of the following:
(a)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (other than Delek US Holdings, Inc. and its Controlled Affiliates) or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than thirty percent (30%) of the Voting Shares of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) directors on the Closing Date, (ii) directors whose election or nomination was approved by individuals referred to in the foregoing clause (i) constituting at the time of such election or nomination at least a majority of the board of directors, nor (iii) directors whose election or nomination was approved by individuals referred to in the foregoing clauses (i) and/or (ii) constituting at the time of such election or nomination at least a majority of the board; in each case, other than any transaction where: (x) the Borrower becomes a direct or indirect wholly-owned Subsidiary of a holding company and either (i) the direct or indirect holders of the Voting Shares of such holding company immediately following that transaction are substantially the same as the holders of the Borrower's Voting Shares immediately prior to that transaction or (ii) the shares of the Borrower's Voting Shares outstanding immediately prior to such transaction are converted into or exchanged for a majority of the Voting Shares of such holding company immediately after giving effect to such transaction; or

Sch. 1.1 - 2

(b)    Borrower fails to control 100% of the Voting Shares of each Guarantor.
"Closing Date" means the date as of which all of the conditions precedents set forth in section 6.1 (Conditions Precedent to Borrowing) have been satisfied or waived.
"Code" means the U.S. Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.
"Collateral" has the meaning given to that term in the Security Documents.
"Commitment" means the obligation of EDC to make Loans to the Borrower, in an aggregate principal amount of USD 35,000,000.
"Control" means the ownership of more than 30% of the Voting Shares of a corporation or the ability, direct or indirect, to direct or cause the direction of management or policies of a corporation, whether through ownership of Voting Shares by contract or otherwise and "Controlling" and "Controlled" have correlative meanings.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Convertible Senior Notes" means the 3.00% Convertible Senior Notes maturing September 2018 issued by Alon USA Energy, Inc. pursuant to the note purchase agreement dated September 10, 2013 by and among Alon USA Energy, Inc., Goldman, Sachs & Co., and Barclays Capital Inc.
"Currency" means US Dollars.
"Deed of Trust" means the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated on or about the date of the this Agreement, from the relevant Transaction Party in favor of Chicago Title Insurance Company, as trustee, for the benefit of EDC and relating to a Mortgaged Property.
"Default" means an event that, with notice or lapse of time, or both, would, unless cured, become an Event of Default.
"Employee Plan" means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which an Transaction Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Environmental Laws" means any present or future local, state or federal law, rule or regulation pertaining to environmental regulation, contamination or clean-up (collectively, "Environmental Laws"), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq. and 40 CFR §302.1 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.) and 40 CFR §116.1 et seq.), and the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), and those relating to Lead Based Paint, all as same

Sch. 1.1 - 3

have been or may be amended, relating to or affecting the Mortgaged Property, whether or not caused by or within the control of the relevant Transaction Party or Borrower.
"ERISA" means the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.
"ERISA Affiliate" means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with an Transaction Party, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
"ERISA Event" means:

(a)	any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, other than events for which the thirty (30) day notice period has been waived;

(b)	the filing of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041 of ERISA;

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan or Multiemployer Plan;

(d)
any failure by any Employee Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Employee Plan, in each case whether or not waived;

(e)	the filing under Section 412(c) of the Code or Section 302(c) of ERISA of any request for a minimum funding variance, with respect to any Employee Plan or Multiemployer Plan;

(f)	the complete or partial withdrawal of any Transaction Party or any ERISA Affiliate from any Employee Plan or a Multiemployer Plan;

(g)	an Transaction Party or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

(h)	a determination that any Employee Plan is, or is expected to be, in "at risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

(i)	the existence of an Unfunded Pension Liability;

(j)	the conditions for the imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code with respect to any Employee Plan have been met; and

(k)
the receipt by an Transaction Party or any of its ERISA Affiliates of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or

Sch. 1.1 - 4

in "endangered" or "critical" status within the meaning of Section 305 of ERISA or Section 432 of the Code.
"Event of Default" has the meaning set forth in section 9 (Events of Default).
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement, (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
"Federal Funds Effective Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to EDC on such day on such transactions as determined by EDC.
"First Repayment Date" means, the date falling on the second anniversary of the date of this Agreement, provided if such day is not a Business Day, the First Repayment Date shall be the next Business Day.
"Fiscal Quarter" means any consecutive three-month periods ending on March 31, June 30, September 30 or December 31.
"Fiscal Year" means any period of four (4) consecutive Fiscal Quarters ending on December 31st.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States.
"Governmental Authority" means the government of Canada, or any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other authority exercising executive, legislative, judicial, monetary, taxing, regulatory or administrative functions of or pertaining to government, including any supra-natural bodies such as the European Union or European Central Bank.
"Governmental Real Property Disclosure Requirements" shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the environment,

Sch. 1.1 - 5

or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
"Guarantee" means a guarantee given by the Guarantor in the form of Exhibit "C".
"Guarantor" means each of Alon Terminals, Inc., Alon Asphalt Bakersfield, Inc., and Pledgor.
"Hazardous Material" means any hazardous, toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, Asbestos (as defined herein), polychlorinated biphenyls, petroleum products, flammable explosives, radioactive materials, paint containing more than 0.5% lead by dry weight ("Lead Based Paint"), Mold (as hereinafter defined), infectious substances or raw materials which include hazardous constituents) or any other substances or materials which are included under or regulated by Environmental Laws.
"Immaterial Subsidiary" means, as of any date, (a) Alon Bakersfield Holdings, Inc., Alon Renewable Fuels, Inc., AltAir Paramount, LLC and Paramount Petroleum Corporation and (b) any Subsidiary of the Borrower that contributes EBITDA or assets of less than 5.0% of the consolidated EBITDA of the Borrower and its Subsidiaries or the consolidated assets of the Borrower and its Subsidiaries, as applicable, for the most recently ended four Fiscal Quarter period, to the extent listed in the most recent certificate delivered pursuant to Section 8.1(e)(ii) or newly formed or acquired since the delivery of such certificate; provided that Immaterial Subsidiaries under this clause (b) may not contribute EBITDA or assets of more than 15% in the aggregate of the consolidated EBITDA of the Borrower and its Subsidiaries or the consolidated assets of the Borrower and its Subsidiaries, as applicable, for such four Fiscal Quarter period.
"Increased Costs" has the meaning given to that term in section 5.1 (Additional Costs).
"Indebtedness" of any Person means, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person under capital leases, or leases which should be treated as capital leases in accordance with GAAP; (c) all obligations to pay the deferred purchase price of property or services other than trade accounts payable in the ordinary course of business of such Person; (d) all reimbursement or other obligations with respect to the face amount of letters of credit (whether or not drawn) issued for the account of such Person or with respect to bankers' acceptances or any similar instrument; and (e) all guarantees of the foregoing.
"Indemnified Taxes" means Taxes (including Other Taxes), other than any of the following Taxes imposed on or with respect to EDC or any other recipient or required to be withheld or deducted from a payment to a recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the recipient being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document), or sold or assigned an interest in any Loan or Transaction Document, (b) U.S. federal

Sch. 1.1 - 6

withholding Taxes imposed on amounts payable to or for the account of such recipient pursuant to a law in effect on the date on which (i) such recipient acquires such interest in the Loan or Commitment or (ii) such recipient changes its lending office, except in each case to the extent that, pursuant to Section 5.5, amounts with respect to such Taxes were payable either to such recipient’s assignor immediately before such recipient acquired such interest in such Loan or Commitment or at the time it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 5.5(e), (d) U.S. backup withholding Taxes and (e) any U.S. withholding Taxes imposed under FATCA.
"Interest Payment Date" means: the last day of the Interest Period applicable to the Loan and, in the case of an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period; provided that if any such date is not a Business Day, the relevant Interest Payment Date shall be the next occurring Business Day.
"Interest Period" means the period commencing on the Borrowing Date and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of the Borrowing initially shall be the date on which the Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of the Loan.
"Libo Rate" means, for any Interest Period, (a) the rate per annum appearing on the LIBOR01 Page at approximately 11:00 a.m., London time, on the day that is two (2) London Banking Days preceding the first day of such Interest Period, for such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a LIBOR01 Page, "Libo Rate" shall mean, with respect to each day during each Interest Period, the rate per annum equal to the rate at which EDC is offered deposits in dollars at approximately 11:00 a.m., London, England time, two London Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of the Loan provided that if in either case that rate is than zero, then Libo Rate shall be deemed to be zero for all purposes of this Agreement.
"LIBOR01 Page" means the display of interest rates for US Dollar deposits in the London inter-bank market published by ICE Benchmark Administration Limited (ICE) or any successor to, or substitute for, such service providing rate quotations for interest rates for US Dollar deposits in the London interbank market comparable to those currently provided by ICE, as determined by EDC from time to time.

Sch. 1.1 - 7

"Lien" means any mortgage, lien, claim, pledge, hypothecation, encumbrance, charge or other security interest granted or arising by operation or law with respect to the property of any person or any preferential arrangement that has the effect of security for any debt, liability or other obligations.
"Loan" has the meaning given to that term in section 2.1 (The Loan).
"London Banking Day" means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England;
"Margin Stock" means margin stock or "margin security" within the meaning of Regulations T, U and X.
"Material Adverse Effect" means a material adverse change in or effect on: (a) the financial condition, earnings, operations or assets of any Transaction Party; (b) the ability of any Transaction Party to perform its payment or other obligations under this Agreement; or (c) the legality, validity or enforceability of any Transaction Document or the rights and remedies available to EDC under this Agreement.
"Material Subsidiary" means any Subsidiary of the Borrower that is not an Immaterial Subsidiary.
"Maturity Date" means December 8, 2020.
"Mold" means fungi that reproduces through the release of spores or the splitting of cells or other means, including but not limited to mold, mildew, fungi, fungal spores, fragments and metabolites such as mycotoxins and microbial volatile organic compounds.
"Mortgaged Property" means each property defined in Exhibit A of the applicable Deed of Trust.
"Multiemployer Plan" means a "multiemployer plan" (as defined in Section (3)(37) of ERISA) that is subject to Title IV of ERISA that is contributed to for any employees of a Transaction Party or any ERISA Affiliate.
"Net Cash Proceeds" means:

(a)
with respect to any disposition of Collateral, the cash proceeds received by Borrower (including cash proceeds subsequently received (as and when received by Borrower) in respect of non‑cash consideration initially received) net of selling expenses (including reasonable brokers' fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower's good faith estimate of income taxes actually paid or payable in connection with such sale);

(b)
with respect to any casualty event or condemnation directly affecting the Collateral, the cash proceeds received by a Transaction Party (including cash proceeds subsequently received (as and when received by such Transaction Party) in respect of non-cash consideration initially received) constituting proceeds of insurance of condemnation awards, as applicable, net of all expenses incurred in the collection of such proceeds (including legal, accounting and other

Sch. 1.1 - 8

professional and transactional fees, and such Transaction Party's good faith estimate of income taxes actually paid or payable in connection with such proceeds).
"Notice of Interest Election" means a notice substantially in the form set out in Exhibit "D”.
"OFAC" means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Connection Taxes” means, with respect to any recipient of payments hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such taxes that are imposed with respect to an assignment as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Taxes (other than connections arising from this Agreement).
"Partnership Term Loan" means the $250,000,000 Credit and Guaranty Agreement dated November 26, 2012 by and among Alon USA Partners, LP, Alon USA Partners GP, LLC, the lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent, maturing November 2018.
"PBGC" means the U.S. Pension Benefit Guaranty Corporation.
“Permitted Collateral Dispositions” means:
(a)    the sale or other transfer in the ordinary course of business of property that is damaged, obsolete, worn out, surplus or no longer used of useful in the business of the Borrower and its Subsidiaries in an aggregate amount since the Closing Date not to exceed $500,000 for an individual or related series of transactions or $2,000,000 in the aggregate, net of any expenditures for the replacement thereof;
(b)    the sale or transfer of inventory in the ordinary course of business; and
(c)    leases, subleases, licenses and sublicenses of real property (subject to satisfactory access and estoppel agreements with EDC), and minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property incidental to the conduct of the business of the Borrower or any Material Subsidiary or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially adversely affect the value

Sch. 1.1 - 9

of the properties subject thereto or materially interfere with the ordinary conduct of business of the Borrower or any Material Subsidiary.
“Permitted Indebtedness” means:
(a)    Indebtedness arising under the Transaction Documents;
(b)    Indebtedness under capital leases and purchase money obligations for equipment or fixed or capital assets provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (B) assumed in connection with the acquisition of any fixed or capital assets by the Borrower or any Material Subsidiary; provided that the aggregate outstanding amount of Indebtedness under this paragraph (b) shall not exceed USD $10,000,000.
(c)    Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person relating thereto;
(d)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(e)    Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments or earn-outs in connection with acquisitions or dispositions permitted hereunder;
(f)    intercompany Indebtedness between the Borrower and any Subsidiaries or among any Subsidiaries of the Borrower; provided that, any Indebtedness owing by a Transaction Party to a Subsidiary that is not a Transaction Party shall be subordinated to the Loan and other obligations due and owing hereunder and under the other Loan Documents in form and substance satisfactory to EDC.
(g)    the guarantee by any Transaction Party of Indebtedness of any other Transaction Party that was permitted to be incurred hereunder.
"Permitted Liens" means:

(a)	carrier's, warehousemen's, mechanic's, materialmen's, repairmen's and other like Liens, arising both by operation of law and in the ordinary course of business;

(b)
Liens in connection with purchase money indebtedness and capital leases otherwise permitted pursuant to this Agreement, provided that such Liens attach only to the assets purchased with the proceeds of such purchase money indebtedness or which are the subject of such capital leases, as the case may be;

(c)	easements, zoning restrictions or other restrictions as to the use of real property, rights-of-way, utilities, mineral reservations, conveyances, and mineral leases in the public records,

Sch. 1.1 - 10

minor survey exceptions, encroachments or other similar charges, minor title imperfections, and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of the business of the Borrower;

(d)	banker's liens, rights of set-off or similar rights to deposit accounts or the funds maintained with a creditor depository institution;

(e)
Liens created on property at the time of its purchase solely as security for the purchase price of such property, and any renewal thereof which is limited to the original property and to a renewal of the Indebtedness incurred to finance the purchase price thereof;

(f)	Liens in favor of EDC;

(g)	Liens existing on the date hereof and listed in the Search Report which are not required to be subordinated in favor of EDC prior to the first Borrowing Date;

(h)	with respect to any Mortgaged Property, the exceptions to title listed on any Title Policy;

(i)
Liens (x) existing on the Closing Date on assets of the Transactions Parties and (y) on assets of Material Subsidiaries that are not Transaction Parties, in each case, securing Indebtedness set forth on Schedule 8.3 and any Permitted Refinancing Indebtedness in respect thereof;

(j)
Liens on assets (other than Collateral) of the Borrower or any Material Subsidiaries securing Indebtedness permitted under section 8.3(f)(ii); provided that outstanding liabilities secured by Liens on assets of Transaction Parties under this section shall not exceed $10,000,000 at any time;

(k)	Liens imposed by law for Taxes that are not yet due or are being contested in compliance with section 8.1(j) (Payment of Obligations);

(l)
pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(m)	judgment liens in respect of judgments that do not constitute an Event of Default under section 9.1(h) (Judgment) or securing appeal or other bonds relating to such judgments;

(n)
Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) Liens resulting from earnest money deposits or indemnification holdbacks made in connection with Permitted Collateral Dispositions, and other transactions permitted hereunder;

Sch. 1.1 - 11

(o)	Liens arising solely from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements;

(p)	any interest or title of a lessor under any operating lease entered into by the Borrower or any Material Subsidiary in the ordinary course of its business and covering only the assets so leased;

(q)
Liens in favor of a Governmental Authority arising in connection with any condemnation or eminent domain proceeding by such Governmental Authority which does not otherwise constitute a Default or Event of Default;

(r)	security deposits paid to landlords in the ordinary course of business securing leases and subleases;

(s)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Material Subsidiary (as purchaser or consignee);

(t)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u)
Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v)
Liens or pledges of deposits of cash or cash equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(w)	any interest or title of a lessor or sublessor under any lease of real estate pursuant to which any Transaction Party or Material Subsidiary has a leasehold interest; and

(x)	all other Liens existing on and approved in writing by EDC prior to the date hereof.
"Permitted Refinancing Indebtedness" means, in respect of any Indebtedness (the "Original Indebtedness"), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Permitted Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount not greater than accrued and unpaid interest, fees and premiums (if any) with respect to such Original Indebtedness and reasonable fees and expenses arising from such extension, renewal or refinancing; (b) the stated final maturity of such Permitted Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Permitted Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness (other than as a result of an acceleration of any such stated maturity upon an event of

Sch. 1.1 - 12

default or a voluntary termination by the Borrower or any Material Subsidiary of any commitments to extend credit in respect thereof); (c) such Permitted Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance is of a type that is not uncommon in Indebtedness of a similar type as such Permitted Refinancing Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 91 days after the Maturity Date, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Permitted Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Permitted Refinancing Indebtedness shall be longer than the shorter of (A) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (B) the weighted average life to maturity of the Loan remaining as of the date of such extension, renewal or refinancing; (d) such Permitted Refinancing Indebtedness shall not constitute an obligation (including pursuant to a guarantee) of any Material Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness (other than, except in the case of a Transaction Party, (x) direct or indirect holding companies owning no material assets other than the equity and/or Indebtedness of one or more obligors under the Original Indebtedness and their Subsidiaries and (y) Subsidiaries of an obligor under the Original Indebtedness), and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Material Subsidiary or of the Borrower only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan, such Permitted Refinancing Indebtedness shall also be subordinated to the Loan on terms not less favorable in any material respect to EDC; and (f) such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset of the Borrower, any Transaction Party or any other Material Subsidiary (to the extent such Material Subsidiary was not (x) an obligor under the Original Indebtedness, (y) a direct or indirect holding company owning no material assets other than the equity and/or Indebtedness of one or more obligors under the Original Indebtedness and their Subsidiaries and (z) a Subsidiary of an obligor under the Original Indebtedness) other than the assets that secured such Original Indebtedness (or that would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated on terms not less favorable in any material respect to EDC.
"Person" means any individual, corporation, limited liability company, voluntary association, partnership, joint venture, trust or Governmental Authority or other entity.
"Pledge Agreement" means that certain agreement dated December 8, 2016 by Pledgor in favor of EDC, pursuant to which Pledgor pledged its interests in the Pledged Equity Interests.
"Pledged Equity Interests" means all of the issued and outstanding equity interests of Alon Asphalt Bakersfield, Inc. and Alon Terminals, Inc. comprising part of the Collateral hereunder.

Sch. 1.1 - 13

“Pledgor” means Alon Paramount Holdings, Inc., a Delaware corporation.
"Post‑Default Rate" means, the rate per annum equal to the aggregate of 2% per annum and the rate of interest payable pursuant to section 3.2(a) (Interest).
"Principal Payment Date" means the First Repayment Date and each of the succeeding eight (8) payment dates that occur at successive three (3) month intervals thereafter, provided that if any such date is not a Business Day, the relevant Principal Payment Date shall be the next occurring Business Day.
"Real Property" shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
"Reference Banks" means any four (4) of Bank of America, Citibank, N.A., Credit Suisse First Boston, Deutsche Bank AG, HSBC, JP Morgan Chase Bank and UBS AG.
"Regulations T, U and X" means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States.
"Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.
"Request for Loan" means a notice substantially in the form set out in Exhibit "A", and satisfactory to EDC.
"Requirements of Law" shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.
"Responsible Officer" of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any of its Material Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to the Borrower's stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

Sch. 1.1 - 14

"Sanctioned Country" means the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria and any other country or territory which is the subject of any countrywide or territory-wide Sanctions.
"Sanctioned Person" means any individual or entity that is:

(a)	the subject or target of any Sanctions;

(b)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(c)	named in any Sanctions-related list maintained by any Sanctioning Authority (including the "Specially Designated National and Blocked Person" list published by OFAC);

(d)	located or resident in, or formed, organized or incorporated under the laws of, any Sanctioned Country (including, without limitation, the government or any state organ of any Sanctioned Country);

(e)	otherwise by public designation of a Sanctioning Authority the subject of any Sanctions;

(f)	with which any party to the Transaction Documents is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism and Sanctions Law; or

(g)	owned or controlled by any such individual or entity or individuals or entities described in the foregoing clauses (a) through (f).
"Sanctions" means any economic or financial sanctions, requirements or trade embargoes imposed, administered, enacted or enforced from time to time by any of the following (each, a "Sanctioning Authority"):

(a)	the United States government (including those administered by OFAC, the U.S. Department of State and the U.S. Department of Commerce);
(b)    the United Nations Security Council;
(c)    the Canadian Sanctioning Authority;
(d)    the European Union or any of its member states;
(e)    Her Majesty's Treasury of the U.K.; or
(f)    any other relevant sanctions authority.
"Search Report" means the report or list approved by EDC of all security interests in the Collateral in the relevant jurisdiction(s).
"Security Document(s)" means the agreement(s) attached to Exhibit "B".

Sch. 1.1 - 15

"Subsidiary" means, with respect to any Person, any corporation more than 50% of the Voting Shares of which at the time of determination are owned, directly or indirectly, by that Person.
"Taxes" means all present or future taxes, levies, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including income taxes, sales or value-added taxes, goods and services taxes, stamp taxes and royalties together with any fines, penalties, additions to tax and interest applicable thereto.
"Title Company" shall mean any title insurance company as shall be retained by a Transaction Party and reasonably acceptable to EDC.
"Transaction Documents" means this Agreement, the Security Documents, the Guarantees and all other documents delivered with respect thereto.
"Transaction Parties" means the Borrower, Alon Terminals, Inc., and Alon Asphalt Bakersfield, Inc.
"Transactions" means the transactions under or contemplated by Transaction Documents, including the making of Loans, the use of the proceeds thereof and the repayment of Loans.
"Unfunded Pension Liability" means the excess of an Employee Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan's assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.
"US Dollars" and "USD" means the currency of the United States of America.
"U.S." and "United States" means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.
"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
"Voting Shares" means shares of any class of any corporation, carrying voting rights generally under all circumstances.

Sch. 1.1 - 16

SCHEDULE 1.2

ACCOUNTING TERMS AND DETERMINATIONS
1.2    Certain Defined Terms. In this Agreement, the following terms shall have the following meanings:
"Current Ratio" means, as of the close of any Fiscal Quarter, the ratio at such time of (a) current assets, to (b) current liabilities of the Borrower and its Subsidiaries;
"EBITDA" means, for the Borrower and its Subsidiaries, for any period of determination, Net Income for such period: plus, to the extent deducted in determining Net Income for such period, the sum of: (i) Interest Expense for such period; (ii) federal, state, local and foreign income taxes for such period; (iii) depreciation, amortization and other non-cash charges for such period, (iv) minority equity interest holders’ interest in income of Subsidiaries of such person and (v) extraordinary losses, each determined in accordance with GAAP;
"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower;
"Interest Coverage Ratio" means, as of the close of any Fiscal Quarter, the ratio computed for the period comprised of that Fiscal Quarter and the three preceding Fiscal Quarters of: (a) EBITDA for such period; to (b) Interest Expense for such period;
"Interest Expense" means, with respect to the Borrower and its Subsidiaries, for any period of determination, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of such person in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets with respect to such period, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of such person with respect to such period under capital leases that is treated as interest in accordance with GAAP;
"Leverage Ratio" means, as of the close of any Fiscal Quarter, the ratio of: (a) Total Debt on such date; to (b) the aggregate amount of EBITDA for the period comprising the four (4) consecutive Fiscal Quarters ended on such date;
"Net Income" means net income as determined in accordance with GAAP; and
"Total Debt" means, with respect to any person, the sum of, without duplication, (i) (a) all indebtedness of for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests or any warrants,

Sch. 1.2 - 1

rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (f) all liabilities in respect of letters of credit, acceptances or similar facilities in respect of obligations of the kind referred to in clauses (a) through (e) of this definition, (g) all obligations under guarantees in respect of obligations of the kind referred to in subsections (a) through (f) above, and (h) all obligations of the kind referred to in subsections (a) through (g) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by the debtor, whether or not such debtor has assumed or become liable for the payment of such obligation, less (ii) such person's cash and deposits.

Sch. 1.2 - 2

SCHEDULE 3.1

REPAYMENT SCHEDULE

Payment Date	Principal Amount
December 8, 2018	$3,888,888.89
March 8, 2019	$3,888,888.89
June 8, 2019	$3,888,888.89
September 8, 2019	$3,888,888.89
December 8, 2019	$3,888,888.89
March 8, 2020	$3,888,888.89
June 8, 2020	$3,888,888.89
September 8, 2020	$3,888,888.89
Maturity Date	$3,888,888.89 (or if different, the aggregate unpaid principal amount of the Loan)

Sch. 3.1 - 1

SCHEDULE 7.1

MATERIAL SUBSIDIARIES

Alon USA, Inc.
Alon USA Capital, Inc.
Alon Assets, Inc.
Alon Louisiana Holdings, Inc.
Alon USA Holdings, LLC
Alon USA Partners, LP
Alon Refining Louisiana, Inc.
Alon Brands, Inc.
Alon USA Delaware, LLC
Alon USA Refining, LLC
Alon Refining Krotz Springs, Inc.
Southwest Convenience Stores, LLC
Skinny’s, LLC
Alon Asphalt Company
Alon USA, LP
Alon Asphalt Bakersfield, Inc.
Alon Terminals, Inc.
Alon Paramount Holdings, Inc.

Sch. 7.1 - 1

SCHEDULE 8.3

EXISTING INDEBTEDNESS

Credit Agreement, dated as of December 8, 2013, by and between Alon USA Energy, Inc. and Israel Discount Bank of New York
Credit and Guaranty Agreement, dated as of November 26, 2012, among Alon USA Partners, LP, Alon US Partners GP, LLC, certain subsidiaries of Alon USA Partners, LP, the lenders party thereto, and Credit Suisse AG
Second Amended and Restated Credit Agreement, dated as of March 14, 2014, by and among Southwest Convenience Stores, LLC, Skinny’s, LLC, the lenders party thereto, and Wells Fargo, National Association
Second Amended Revolving Credit Agreement, dated as of May 23, 2013, by and among Alon USA, LP, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein
Indenture, dated as of September 16, 2013, between Alon USA Energy, Inc. and U.S. Bank, National Association
Letter Agreement, dated as of March 27, 2014, between Alon USA Energy, Inc. and Bank Hapoalim B.M.
Export Purchase Loan Agreement, dated as of February 6, 2015, between Northstar Trade Finance Inc. and Alon USA Energy, Inc.
SCS Amresco Note ($224,448 as of September 30, 2016)

Sch. 8.3 - 1